Exhibit 10.31

Director Summary Compensation Sheet

Annual Cash Compensation for Non-Employee Directors

The annual cash compensation for non-employee directors of Rackable Systems, Inc. as of January 1, 2007, was as follows:

Annual Retainer for Board Members:	$35,000

Annual Retainer for Committee Positions:
Audit Committee Chairperson:	$15,000
Other Audit Committee members:	$2,500
Compensation Committee Chairperson:	$5,000
Other Compensation Committee members:	$2,500
Nominating Committee Chairperson:	$5,000
Other Nominating Committee members:	$2,500
Annual Retainer for Non-Employee Chairman of the Board:	$20,000

All retainer payments will be paid quarterly in arrears, pro-rated for any partial quarters served.

Stock Option Grants for Non-Employee Directors

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each non-employee director who is appointed as a member of the Board of Directors after August 11, 2006 would be granted an option to purchase 18,667 shares of common stock, effective upon the date of such appointment. One Forty-Eighth (1/48) of such shares would vest for each full month of Board service following the grant date; and

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upon the date of each Annual Meeting of Stockholders of the Company held after 2006 (“Annual Meeting Date”), each non-employee director serving as a member of the Board of Directors immediately following such meeting shall be granted an option to purchase 7,167 shares of common stock; provided, that, in 2007, such grants would be made on the later of the Annual Meeting Date and June 11, 2007. One-Twelfth (1/12) of such shares would vest for each full month of Board service following the grate date.

Such options would be granted out of the Company’s 2005 Equity Incentive Plan and will be granted in addition to any automatic grants provided for under the Company’s 2005 Non-Employee Directors’ Stock Option Plan.